                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 8-K
                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934
                                 Date of Report
               (Date of earliest event reported): August 8, 2006
                                   UTG, INC.
             (Exact name of registrant as specified in its charter)

      Delaware                             0-16867                             20-2907892
(State or other jurisdiction of     (Commission File Number)    (I.R.S. Employer Identification No.)
incorporation or organization)

                            5250 South Sixth Street
                          Springfield, Illinois 62703
             (Address of principal executive offices and zip code)

                                 (217) 241-6300

              (Registrant's telephone number, including area code)

                                 Not Applicable
         (Former name or former address, if changed since last report)

     Check the  appropriate  box below if the Form 8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 Written communications pursuant to Rule 425 under the Securities Act

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 - Registrant's Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

On August 7, 2006,  UTG,  Inc.  (the  Company)  entered into a definitive  Stock
Purchase  Agreement (the  "Agreement") with William F. Guest and John D. Cornett pursuant  to which the  Company  has agreed to purchase a majority of the issued and outstanding  common stock of Acap Corporation  ("Acap").  Acap is a Delaware corporation  which  owns 100% of the issued and  outstanding  stock of  American
Capitol Insurance Company,  a Texas life insurance  company,  which in turn owns
100% of the  issued  and  outstanding  stock of Texas  Imperial  Life  Insurance
Company and Imperial Plan, Inc.

At the closing of the  Agreement,  the Company will purchase from Messrs.  Guest and  Cornett a total of 1,492  shares of common  stock of Acap for an  aggregate purchase  price of  $14,535,064,  and may purchase as many as an additional  352 shares from certain other shareholders, on the same terms (including price).

In  addition,  at the  closing,  the  Company  will  enter into stock put option agreements  under which  certain  individuals,  who  currently  hold  options to purchase Acap shares,  will have the opportunity to sell to UTG up to 266 shares of common stock of Acap during the period ending December 16, 2007. The purchase price for shares under the stock put option agreements will be the same as under the  Agreement,  except that it will be increased up to the time such shares are purchased  upon exercise of the options at the rate of 5% per annum,  compounded daily.

The Company has also  agreed to loan Acap the funds  required to retire  certain indebtedness of Acap and to redeem all of Acap's outstanding  preferred stock at the closing of the Agreement.

Assuming the Company  purchases  all of the shares of Acap common stock that may be  purchased  under the  Agreement  and the stock put  option  agreements,  the
Company  will acquire up to 72.8% of the  outstanding  shares of common stock of
Acap, and the total cost of the  transaction to the Company  (including the loan to Acap for the payment of Acap  indebtedness  and  redemption of Acap preferred stock) will be approximately $24 million, to be paid in cash.

The Company  will have four weeks to conduct a due  diligence  investigation  of
Acap and its  subsidiaries,  and during  that four week  period  will be able to terminate the Agreement if it discovers  material adverse  changes,  provided it provides  notice  within five  business  days of  discovery.  The closing of the
Agreement  will  occur on  December  8, 2006,  subject  to  certain  conditions, including

•        the receipt of required regulatory approvals and consents,
•        the absence of legal proceedings attacking the transaction,
•        the performance of certain covenants and obligations,
•        the accuracy of certain representations and warranties,
•        the resignation of certain Acap directors,
•        the receipt of releases from sellers and individuals who enter into stock put option agreements,
•        the absence of material adverse changes and
•        the conduct of Acap's business in the ordinary course pending closing.

The transaction will require regulatory approval under the Texas insurance code.
The Company has made a $200,000  earnest money  payment to Mr. Guest,  which the sellers may retain if they  terminate the  Agreement  because the closing of the
Agreement  does not  occur on  December  8,  2006 as a result  of the  Company's breach.

Section 9 - Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exibits.

(c)  Exhibits.

Exhibit 2(a) - Stock Purchase Agreement,  dated August 7, 2006,between UTG, Inc.
and William F. Guest and John D. Cornett

                                   SIGNATURES

     Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the
Registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

                                   UTG, INC.

Date:  August 8, 2006                          By:  /s/ Theodore C. Miller

                                                    Theodore C. Miller
                                                    Senior Vice President and Chief Financial Officer

                                 Exhibit Index

Exhibit No.          Description
----------------     -------------------------------------------------------------------------------------

Exhibit 2(a)         Stock Purchase Agreement, dated August 7, 2006,between UTG, Inc. and William F. Guest and John D. Cornett